Exhibit 99.1

TRANSDIGM GROUP INCORPORATED COMPLETES TENDER OFFER FOR SHARES OF BREEZE-EASTERN CORPORATION

Cleveland, OH and Whippany, NJ – January 4, 2016 – TransDigm Group Incorporated (“TransDigm”) (NYSE: TDG) and Breeze-Eastern Corporation (“Breeze-Eastern”) (NYSE MKT: BZC) today announced the successful completion of the tender offer by TransDigm, through an indirect wholly-owned subsidiary, for all of Breeze-Eastern’s outstanding shares (“Shares”) for $19.61 per Share in cash, without interest and less any applicable withholding taxes. The tender offer expired at 12:00 midnight, New York City time, at the end of the day on December 31, 2015. As of the expiration of the offer, 7,203,868 Shares were validly tendered and not withdrawn (including 38,918 Shares tendered pursuant to guaranteed delivery procedures), representing approximately 72.6% of the outstanding Shares. All validly tendered and not withdrawn Shares have been accepted for purchase.

TransDigm and Breeze-Eastern intend to promptly complete TransDigm’s acquisition of Breeze-Eastern through a merger of TransDigm’s subsidiary with and into Breeze-Eastern, with Breeze-Eastern surviving the merger and continuing as an indirect wholly-owned subsidiary of TransDigm. TransDigm and Breeze-Eastern intend to effect the merger without a vote or any other action of Breeze-Eastern’s stockholders as permitted under Delaware law. As a result of the merger, all remaining stockholders of Breeze-Eastern (other than TransDigm, Breeze-Eastern and any of their respective subsidiaries and holders that properly exercised appraisal rights) will receive $19.61 per Share in cash, without interest and less any applicable withholding taxes. Following completion of the merger, the Shares will cease to be traded on the NYSE MKT.

Advisors
Baker & Hostetler LLP acted as legal advisor to TransDigm. Harris Williams & Co. acted as financial advisor and Freshfields Bruckhaus Deringer US LLP acted as legal advisor to Breeze-Eastern.

About TransDigm
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes and cargo loading, handling and delivery systems.

About Breeze-Eastern Corporation
Breeze-Eastern Corporation is a leading global designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems. Breeze-Eastern employs approximately 172 people at its facility in Whippany, New Jersey and in Fredericksburg, Virginia.

Media / Investor Contacts

For TransDigm Group Incorporated TransDigm Group Incorporated Liza Sabol Investor Relations (216) 706-2945 ir@transdigm.com	For Breeze-Eastern Corporation Breeze-Eastern Corporation Chris Witty Investor Relations (646) 438-9385 cwitty@darrowir.com